EXHIBIT 10.3

August 6, 2019

George Lasezkay

XXXX

Re:Amendment to Offer of Executive Employment

Dear George:

This letter (the “Amendment”) serves to partially amend your original Offer of Executive Employment by Clearside Biomedical, Inc. (the “Company”) dated April 16, 2019 (the “Employment Offer,” attached hereto as Exhibit A).  This Amendment will become effective immediately upon your signature below.  In consideration for your continued employment with the Company, your Employment Offer is amended as follows:

The first sentence in the Employment Term section is amended and restated in its entirety to read “The initial term of this Agreement will end on March 31, 2020 (the “Initial Term”), unless terminated prior thereto by either you or the Company.”

All other terms and conditions of the Employment Offer shall continue in full force and effect.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original and all of which together shall constitute one and the same instrument.

Please sign this letter below to indicate your acceptance of these terms.

Sincerely,

Clearside Biomedical, Inc.
/s/ Charles A. Deignan
Name: Charles A. Deignan
Title: Chief Financial Officer

I have read and understood this amendment to my offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment except as specifically set forth herein.

Accepted: /s/ George Lasezkay	Date: August 6, 2019
George Lasezkay

Exhibit A

Offer of Executive Employment